                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------------------------
In re:                                                 )    Chapter 11
                                                       )
AXISTEL COMMUNICATIONS, INC.,                          )    Case No. 01-10005 (RJN)
NOVO NETWORKS GLOBAL SERVICES, INC.,                   )
NOVO NETWORKS INTERNATIONAL SERVICES, INC.,            )    Jointly Administered
E.VOLVE TECHNOLOGY GROUP, INC.,                        )
NOVO NETWORKS OPERATING CORP.,                         )
NOVO NETWORKS METRO SERVICES, INC.                     )
                                                       )
                  Debtors.                             )
                                                       )
-----------------------------------------------------




                          JOINT PLAN OF REORGANIZATION
                        BY AXISTEL COMMUNICATIONS, INC.,
                 ITS AFFILIATED DEBTORS AND NOVO NETWORKS, INC.


THE BAYARD FIRM                        CONNOLLY BOVE LODGE & HUTZ LLP
222 Delaware Ave., Suite 900           1220 Market Street
Wilmington, Delaware 19801             Wilmington, DE  19801
(302) 655-5000                         (302) 658-9141

ATTORNEYS FOR THE DEBTORS AND
DEBTORS IN POSSESSION                                  -and-

                                       WHITE & CASE LLP
                                       200 South Biscayne Boulevard, Suite 4900
                                       Miami, Florida 33131
                                       (305) 371-2700


                                       ATTORNEYS FOR NOVO NETWORKS, INC.

Dated: October 4, 2001

                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----
ARTICLE I.  DEFINITIONS AND INTERPRETATION........................................................................1

         1.1.  Definitions........................................................................................1
         1.2.  Interpretation....................................................................................10
         1.3.  Application of Definitions and Rules of Construction Contained in the Bankruptcy Code.............11
         1.4.  Other Terms.......................................................................................11
         1.5.  Appendices and Plan Documents.....................................................................11

ARTICLE II.  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.......................................................11

         2.1.  Claims and Equity Interests Classified............................................................11
         2.2.  Administrative Claims and Tax Claims..............................................................11
         2.3.  Claims and Equity Interests.......................................................................12
         2.4.  Separate Plans....................................................................................12
         2.5.  Separate Classification of Secured Claims.........................................................12

ARTICLE III.  IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS..................................12

         3.1.  Unimpaired Classes of Claims and Equity Interests.................................................12
         3.2.  Impaired Classes of Claims and Equity Interests...................................................12
         3.3.  Impairment Controversies..........................................................................13

ARTICLE IV.  PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN..............................13

         4.1.  Treatment of Claims and Equity Interests..........................................................13

ARTICLE V.  PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN.......................................14

         5.1.  Treatment of Administrative Claims................................................................14
         5.2.  Treatment of Tax Claims...........................................................................15

ARTICLE VI.  ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF
         REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR
         EQUITY INTERESTS........................................................................................15

         6.1.  Classes Entitled to Vote..........................................................................15
         6.2.  Class Acceptance Requirement......................................................................16
         6.3.  Confirmation Without Acceptance by All Impaired Classes...........................................16

ARTICLE VII.  MEANS FOR IMPLEMENTATION OF THE PLAN...............................................................16

         7.1.  The Qwest Agreements..............................................................................16

                                                                                                               Page
                                                                                                               ----
         7.2.  The Non-Operating Asset Auction...................................................................16
         7.3.  The e.Volve Transaction...........................................................................16
         7.4.  New Charter and By-Laws...........................................................................17
         7.5.  Continued Corporate Existence of the Debtors......................................................17
         7.6.  Vesting of Assets.................................................................................17
         7.7.  Management........................................................................................18
         7.8.  Initial Boards of Directors.......................................................................18
         7.9.  Officers..........................................................................................18
         7.10.  The New Charters and the New By-Laws.............................................................18
         7.11.  Causes of Action.................................................................................18
         7.12.  Settlement.......................................................................................19
         7.13.  Appointment of the Disbursing Agent..............................................................19
         7.14.  Sources of Cash for Plan Distributions...........................................................19
         7.15.  Investment of Funds Held by the Disbursing Agent; Tax Reporting by the Disbursing Agent..........19
         7.16.  Distributions under the Plan.....................................................................20
         7.17.  Timing of Distributions under the Plan...........................................................20
         7.18.  Address for Delivery of Distributions under the Plan.............................................20
         7.19.  Distributions under Twenty-Five Dollars..........................................................20
         7.20.  Time Bar to Cash Payments and Plan Securities....................................................21
         7.21.  Manner of Payment under the Plan.................................................................21
         7.22.  Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent..............21
         7.23.  Fractional Distributions.........................................................................21
         7.24.  Corporate Action.................................................................................21
         7.25.  Effectuating Documents and Further Transactions..................................................22

ARTICLE VIII.  PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS............................................22

         8.1.  Objection Deadline................................................................................22
         8.2.  Prosecution of Contested Claims...................................................................22
         8.3.  Claims Settlement Guidelines......................................................................22
         8.4.  No Distributions Pending Allowance................................................................23
         8.5.  Distributions After Allowance.....................................................................23
         8.6.  Estimation of Claims..............................................................................23

ARTICLE IX.  CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE...........24

         9.1.  Conditions Precedent to Confirmation..............................................................24
         9.2.  Conditions Precedent to the Occurrence of the Effective Date......................................24
         9.3.  Waiver of Conditions..............................................................................24
         9.4.  Effect of Non-Occurrence of the Effective Date....................................................24

ARTICLE X.  THE DISBURSING AGENT.................................................................................25

         10.1.  Powers and Duties................................................................................25

                                                                                                               Page
                                                                                                               ----
         10.2.  Distributions....................................................................................25
         10.3.  Exculpation......................................................................................25

ARTICLE XI.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............................................26

         11.1.  Assumption of Executory Contracts and Unexpired Leases...........................................26
         11.2.  Rejection of Executory Contracts and Unexpired Leases............................................26
         11.3.  Claims Arising from Rejection or Termination.....................................................26

ARTICLE XII.  RETENTION OF JURISDICTION..........................................................................27


ARTICLE XIII.  MISCELLANEOUS PROVISIONS..........................................................................29

         13.1.  Payment of Statutory Fees........................................................................29
         13.2.  Discharge of the Debtors.........................................................................29
         13.3.  Third Party Agreements; Subordination............................................................29
         13.4.  Exculpation......................................................................................30
         13.5.  Title to Assets; Discharge of Liabilities........................................................30
         13.6.  Surrender and Cancellation of Instruments........................................................30
         13.7.  Notices..........................................................................................31
         13.8.  Headings.........................................................................................31
         13.9.  Governing Law....................................................................................32
         13.10.  Expedited Determination.........................................................................32
         13.11.  Exemption from Transfer Taxes...................................................................32
         13.12.  Retiree Benefits................................................................................32
         13.13.  Notice of Entry of Confirmation Order and Relevant Dates........................................32
         13.14.  No Interest or Attorneys' Fees..................................................................32
         13.15.  Modification of the Plan........................................................................33
         13.16.  Revocation of Plan..............................................................................33
         13.17.  Setoff Rights...................................................................................33
         13.18.  Subordination/Avoidance Rights Against the Debtors..............................................33
         13.19.  Compliance with Tax Requirements................................................................33
         13.20.  Recognition of Guaranty Rights..................................................................34
         13.21.  Compliance with All Applicable Laws.............................................................34
         13.22.  Injunctions.....................................................................................34
         13.23.  Binding Effect..................................................................................35
         13.24.  Severability....................................................................................35

SCHEDULES

         Schedule 1.1(k) . . . . . . . .  AxisTel Operating Assets
         Schedule 1.1(rr) . . . . . .  .. e.Volve Operating Assets
         Schedule 1.1(yyy) . . . . . . .  Residual Assets

EXHIBITS

         Exhibit 1 . . . . . . . . . . .  Non-Operating Asset Auction Procedures
         Exhibit 2 . . . . . . . . . . .  Executory Contracts and Leases to be Assumed and Assigned
         Exhibit 3 . . . . . . . . . . .  List of Executory Contracts and Unexpired Leases

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

---------------------------------------------------
In re:                                                 )    Chapter 11
                                                       )
AXISTEL COMMUNICATIONS, INC.,                          )    Case No. 01-10005 (RJN)
NOVO NETWORKS GLOBAL SERVICES, INC.,                   )
NOVO NETWORKS INTERNATIONAL SERVICES, INC.,            )    Jointly Administered
E.VOLVE TECHNOLOGY GROUP, INC.,                        )
NOVO NETWORKS OPERATING CORP.,                         )
NOVO NETWORKS METRO SERVICES, INC.                     )
                                                       )
                  Debtors.                             )
                                                       )
---------------------------------------------------




                          JOINT PLAN OF REORGANIZATION
                        BY AXISTEL COMMUNICATIONS, INC.,
                 ITS AFFILIATED DEBTORS AND NOVO NETWORKS, INC.



         AxisTel Communications, Inc. ("AxisTel"), Novo Networks Global Services, Inc. ("NNGSI"), Novo Networks International Services, Inc. ("NNISI"), e.Volve Technology Group, Inc. ("e.Volve"), Novo Networks Operating Corp. ("NNOC"), Novo Networks Metro Services, Inc. ("NNMSI," and collectively with AxisTel, NNSGI, NNISI, e.Volve and NNOC, the "Debtors"), as debtors and debtors in possession, and Novo Networks, Inc. ("NNI" and collectively with the Debtors, the "Proponents") hereby collectively and jointly propose the following consolidated plan of reorganization:

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION

1.1. DEFINITIONS.

         The capitalized terms used herein shall have the respective meanings set forth below:

                  (a) "Administrative Claim" means a Claim incurred by a Debtor (or its Estate) on or after the Petition Date and before the Effective Date for a cost or expense of administration in the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Fee Claims and the DIP Claims.

                  (b) "Affiliate" means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

                  (c) "Allowed," when used

                           (i) with respect to any Claim, except for a Claim
                  that is an Administrative Claim, means such Claim (A) to the extent it is listed in the Schedules as undisputed, liquidated and not contingent and is not a Contested Claim as of the Effective Date; (B) to the extent it is set forth pursuant to any stipulation or agreement that has been approved by Final Order; (C) to the extent it is a Contested Claim as of the Effective Date, proof of which was filed timely with the Bankruptcy Court, and (I) as to which no objection was filed by the Objection Deadline, unless the Bankruptcy Court determines that such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; or (II) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order; or
                  (D) which otherwise becomes an Allowed Claim as provided in the Plan; and

                           (ii) with respect to an Administrative Claim, means
                  an Administrative Claim that has become "Allowed" pursuant to the procedures set forth in Section 5.1 of the Plan.

                  (d) "Assets" means all of the Debtors' right, title and interest of any nature in property, wherever located, as specified in section 541 of the Bankruptcy Code.

                  (e) "Available Proceeds" means, with respect to any Debtor, the amount of Net Consideration such Debtor receives from (A) the e.Volve Transaction, (B) the Non-Operating Asset Auction with respect to such Debtor's Assets, and (C) the liquidation of such Debtor's Residual Assets, less an amount sufficient to pay in Cash in full all Allowed Secured Claims, Allowed Administrative Claims (including costs and expenses associated with the consummation of the e.Volve Transaction and cure payments and related costs for executory contracts and unexpired leases of the Debtors to be assumed under the Plan), Allowed Tax Claims and Allowed Priority Claims.

                  (f) "Avoidance Actions" means all claims, rights, and Causes of Action in favor of the Estates that arise under the Bankruptcy Code, including, but not limited to, all preference, fraudulent transfer, and other avoidance claims, rights, and Causes of Action arising under chapter 5 of the Bankruptcy Code.

                  (g) "AxisTel" means AxisTel Communications, Inc., a Delaware corporation, as Debtor and Debtor in Possession in Jointly Administered Case No. 01- 10005 (RJN).

                  (h) "AxisTel Debtors" means collectively, AxisTel, NNGSI, NNISI and NNMSI.

                  (i) "AxisTel Non-Operating Assets" means the Assets of the AxisTel Debtors (excluding the AxisTel Operating Assets) to be disposed of pursuant to the Non-Operating Asset Auction.

                  (j) "AxisTel Operating Assets" means the Assets of the AxisTel Debtors identified on Schedule 1.1(j) hereto, including, without limitation, the IRU and the Siemens Switch, which Assets shall be transferred, conveyed and assigned to e.Volve pursuant to the e.Volve Transaction.

                  (k) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified at title 11 of the United States Code and as applicable to the Chapter 11 Cases.

                  (l) "Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases.

                  (m) "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code and as applicable to the Chapter 11 Cases.

                  (n) "Bar Date Notice" means the Notice of Bar Dates for Filing Proofs of Claim Against the Debtors, as approved by Final Order dated August 15, 2001.

                  (o) "Business Day" means any day on which commercial banks are open for business in New York, New York.

                  (p) "Cash" means legal tender of the United States of America or readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody's Rating of "A" or better, or equivalent rating of any other nationally recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than Two Hundred Million Dollars ($200,000,000), having maturities of not more than one
         (1) year, at the then best generally available rates of interest for like amounts and like periods.

                  (q) "Causes of Action" means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown and whether asserted or unasserted.

                  (r) "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court with respect to each of the Debtors.

                  (s) "Claim" means (i) any right to payment from a Debtor, whether or not such right is known or unknown, reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is known or unknown, reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured or (iii) any right under section 502(h) of the Bankruptcy Code.

                  (t) "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                  (u) "Confirmation Hearing" means the hearing held by the Bankruptcy Court, as it may be continued from time to time, on confirmation of the Plan.

                  (v) "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan.

                  (w) "Contested Claim" means a Claim (A) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part; (B) that is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent the proof of claim amount exceeds the scheduled amount; (C) that is not listed in the Schedules, but as to which a proof of claim has been filed with the Bankruptcy Court; or (D) as to which an objection has been filed on or before the Effective Date; provided, that a Claim that is Allowed by Final Order or pursuant to the Plan on or before the Effective Date shall not be a Contested Claim.

                  (x) "Debtors" means collectively, AxisTel, e.Volve, NNGSI, NNISI, NNMSI and NNOC.

                  (y) "Debtors in Possession" means the Debtors, each in its respective capacity as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                  (z) "DIP Claims" means the Claims of the DIP Lender under the DIP Facility and the DIP Order, including, without limitation, principal, interest and the fees and costs of counsel to the DIP Lender in connection with the Chapter 11 Cases.

                  (aa) "DIP Credit Agreement" means the Credit & Guaranty Agreement between the Debtors and the DIP Lender, dated as of July 30, 2001, as approved by the DIP Order, together with all documents, instruments, agreements and amendments executed or entered into in connection therewith, and any amendments thereto.

                  (bb) "DIP Facility" means the debtor-in-possession secured financing facility provided to the Debtors by the DIP Lender pursuant to the DIP Credit Agreement, as approved by the DIP Order.

                  (cc) "DIP Lender" means NNI, in its capacity as lender under the DIP Facility.

                  (dd) "DIP Order" means the Final Order of the Bankruptcy Court approving the DIP Facility, and any subsequent Final Order of the Bankruptcy Court relating to the DIP Facility.

                  (ee) "Disallowed," when used with respect to a Claim, means a Claim, or such portion of a Claim, that has been disallowed by a Final Order.

                  (ff) "Disbursing Agent" means NNOC, in which capacity, it shall (i) make the Distributions contemplated under the Plan, the Confirmation Order, or any other relevant Final Order, and (ii) perform any other act or task that is or may be delegated to the Disbursing Agent under the Plan.

                  (gg) "Disclosure Statement" means the disclosure statement respecting the Plan, as approved by the Bankruptcy Court as containing adequate information in accordance with section 1125 of the Bankruptcy Code, all exhibits and annexes thereto and any amendments or modifications thereof.

                  (hh) "Distribution" means the payment or distribution under the Plan of property or interests in property to the holders of Allowed Claims or Equity Interests. Unless otherwise agreed by the holder of an Allowed Claim any payment in Cash to be made by the Disbursing Agent shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.

                  (ii) "Distribution Date" means, with respect to any Claim, the Effective Date, if such Claim is then an Allowed Claim, or the 30th day after such Claim becomes Allowed, if not Allowed on the Effective Date.

                  (jj) "Effective Date" means the date selected by the Proponents after all of the conditions specified in Section 9.2 of the Plan have been satisfied or waived.

                  (kk) "Equity Interest" means any ownership or equity interest in any of the Debtors, including without limitation, interests evidenced by common or preferred stock, warrants, options, or other rights to purchase any ownership or equity interest in any of the Debtors.

                  (ll) "Estate" means the estate of any Debtor created by
         section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

                  (mm) "Estimated Claims Order" means any order of the Bankruptcy Court estimating any Claim or the aggregate amount of all Claims in any class created under the Plan to aid in the confirmation of the Plan, or the calculation of distributions under the Plan.

                  (nn) "e.Volve" means e.Volve Technology Group, Inc., a Nevada corporation, as Debtor and Debtor in Possession in Jointly Administered Case No. 01-10005 (RJN).

                  (oo) "e.Volve Agreement" means the asset purchase agreement between and among the AxisTel Debtors and e.Volve, pursuant to which e.Volve shall acquire the

         AxisTel Operating Assets in exchange for a portion of the Plan Securities, as provided in Section 7.3 of the Plan. The e.Volve Agreement shall be filed with the Bankruptcy Court as a Plan Document.

                  (pp) "e.Volve Claim" means the Unsecured Claim of e.Volve against AxisTel in the approximate amount of $1,500,000.

                  (qq) "e.Volve Non-Operating Assets" means the Assets of e.Volve to be disposed of pursuant to the Non-Operating Asset Auction.

                  (rr) "e.Volve Note" means the Note to be issued by e.Volve under the Plan and filed as a Plan Document in the aggregate principal amount of $4 million, which Note, as more particularly described in the e.Volve Note Term Sheet, (A) shall provide for fixed interest from and after the Effective Date at the rate of 7% per annum payable quarterly in arrears, (B) shall mature on the third anniversary of the Effective Date, (C) shall be unsecured, (D) shall be subordinated in right of payment to obligations of e.Volve under senior financing for working capital and capital expenditure purposes, (E) shall be redeemable at any time by e.Volve, and (F) shall have such other customary terms and conditions as shall be set forth in the Note.

                  (ss) "e.Volve Note Term Sheet" means the term sheet attached as Exhibit "1" of the Plan.

                  (tt) "e.Volve Preferred Stock" means the Preferred Stock to be issued by e.Volve under the Plan and filed as a Plan Document in the aggregate stated value of $4.5 million, which Preferred Stock, as more fully described in the e.Volve Preferred Stock Term Sheet, (A) shall provide for a liquidation preference in the amount of the stated value of the Preferred Stock plus all accrued and unpaid dividends, (B) shall provide for a dividend rate with respect to the outstanding shares of Preferred Stock equal to 8% of the liquidation value of each share per annum; provided, that e.Volve will have the option of making the annual dividend payments in kind by issuing additional e.Volve Preferred Stock), (C) shall provide for separate voting rights as a class, (D) shall be redeemable by e.Volve at any time upon payment of the liquidation value, and (E) shall have such other customary terms and conditions as shall be set forth in the designation of Preferred Stock.

                  (uu) "e.Volve Preferred Stock Term Sheet" means the term sheet attached as Exhibit "2" to the Plan.

                  (vv) "e.Volve Residual Consideration" means (A) the Available Proceeds received by e.Volve, and (B) the Remaining Plan Securities; but only to the extent such consideration exceeds the aggregate amount of all Allowed Unsecured Claims against e.Volve.

                  (ww) "e.Volve Transaction" means the transaction pursuant to which e.Volve shall acquire the AxisTel Operating Assets in exchange for a portion of the Plan Securities pursuant to the Plan and the e.Volve Transaction Documents.

                  (xx) "e.Volve Transaction Documents" means the agreements, instruments and documents that shall evidence and implement the e.Volve Transaction.

                  (yy) "Fee Application" means an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for final allowance of compensation and reimbursement of expenses incurred in the Chapter 11 Cases from the Petition Date to the Effective Date.

                  (zz) "Fee Claim" means a Claim that is the subject of a Fee Application filed in the Chapter 11 Cases.

                  (aaa) "Final Order" means (i) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

                  (bbb) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

                  (ccc) "IRS" means the United States Internal Revenue Service.

                  (ddd) "IRU" means that certain IRU Agreement effective as of September 30, 1999, as amended from time to time, by and between Qwest and AxisTel which constitutes an AxisTel Operating Asset to be transferred, conveyed and assigned to e.Volve pursuant to the e.Volve Transaction.

                  (eee) "Net Consideration" means the total consideration (excluding assumed obligations) received from the sale or disposition of any Asset pursuant to the Plan, less the reasonable costs and expenses incurred in connection therewith.

                  (fff) "New By-Laws" means the by-laws of the Debtors, as amended and restated in accordance with Section 7.3 of the Plan. The New By-Laws will be filed with the Bankruptcy Court as Plan Documents.

                  (ggg) "New Charters" means the certificate of incorporation of the Debtors, as amended and restated in accordance with Section 7.3 of the Plan. The New Charters will be filed with the Bankruptcy Court as Plan Documents.

                  (hhh) "NNGSI" means Novo Networks Global Services, Inc., a Delaware corporation, as Debtor and Debtor in Possession in Jointly Administered Case No. 01-10005 (RJN).

                  (iii) "NNI" means Novo Networks, Inc., a Delaware corporation, which is the owner of 100% of the Equity Interests in NNOC.

                  (jjj) "NNISI" means Novo Networks International Services, Inc., a Delaware corporation, as Debtor and Debtor in Possession in Jointly Administered Case No. 01-10005 (RJN).

                  (kkk) "NNMSI" means Novo Networks Metro Services, Inc., a Delaware corporation, as Debtor and Debtor in Possession in Jointly Administered Case No. 01-10005 (RJN).

                  (lll) "NNOC" means Novo Networks Operating Corp., a Delaware corporation, as Debtor and Debtor in Possession in Jointly Administered Case No. 01-10005 (RJN).

                  (mmm) "Non-Operating Asset Auction" means the auction process pursuant to which the AxisTel Non-Operating Assets shall be offered for sale and sold.

                  (nnn) "Objection Deadline" means the deadline for filing objections to Claims as set forth in Section 8.1 of the Plan.

                  (ooo) "Person" means an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

                  (ppp) "Petition Date" means the date on which the Chapter 11 Cases were commenced; which in the case of the AxisTel Debtors, e.Volve and NNOC was July 30, 2001 and, in the case of NNMSI, was September 14, 2001.

                  (qqq) "Plan" means this plan of reorganization, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules to the foregoing, as the same may be in effect at the time such reference becomes operative.

                  (rrr) "Plan Documents" means the documents that aid in effectuating the Plan as specifically identified as such herein and filed with the Bankruptcy Court as specified in Section 1.5 of the Plan.

                  (sss) "Plan Securities" means collectively, the e.Volve Note and the e.Volve Preferred Stock.

                  (ttt) "Post-Confirmation Interest" means simple interest at the rate of 6.00% per annum or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate, such interest to accrue from the Effective Date, or, in the case of a

         Contested Claim, the date of entry of a Final Order allowing such Contested Claim.

                  (uuu) "Priority Claim" means any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than the Bank Claims, Secured Claims, Administrative Claims, and Tax Claims.

                  (vvv) "Professional Person" means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code in these Chapter 11 Cases.

                  (www) "Pro Rata Share" means the proportion that the amount an Allowed Claim bears to the aggregate amount of all Claims in a particular class, including Contested Claims, but not including Disallowed Claims, (i) as calculated by the Disbursing Agent on or before any Distribution Date; or (ii) as determined by the Bankruptcy Court in an Estimated Claims Order, if such an order is sought and obtained.

                  (xxx) "Projections" means the pro forma projections in support of the Plan attached as an Exhibit to the Disclosure Statement.

                  (yyy) "Qwest" means Qwest Communications Corporation, a Delaware corporation.

                  (zzz) "Remaining Plan Securities" means the remaining Plan Securities after consummation of the e.Volve Transaction, consisting of $3 million principal amount of the e.Volve Note and $3 million of e.Volve Preferred Stock as of the Effective Date.

                  (aaaa) "Residual Assets" means the Assets of the Debtors as identified on Schedule 1.1(aaaa) hereto, including, without limitation, Cash, outstanding accounts receivable and Causes of Action, which Assets shall be retained by the Debtors and liquidated to Cash and the Net Consideration to be distributed pursuant to the Plan.

                  (bbbb) "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements may be amended by the Debtors in Possession from time to time in accordance with Bankruptcy Rule 1009.

                  (cccc) "Secured Claim" means (i) a Claim (other than the DIP Claims) secured by a Lien on any Assets, which Lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder's interest in the collateral that secures payment of the Claim; (ii) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code; and (iii) a Claim allowed under the Plan as a Secured Claim.

                  (dddd) "Siemens Switch" means that certain EWSD switch leased by AxisTel from Telecommunications Finance Group of Siemens Carriers Networks LLC, which constitutes an AxisTel Operating Asset to be transferred, conveyed and assigned to e.Volve pursuant to the e.Volve Transaction.

                  (eeee) "Settlement" means the compromise and settlement under the Plan, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of all Claims and Causes of Action as between each of the respective Proponents as of the Effective Date of the Plan, whereby (A) the e.Volve Claim against AxisTel shall be released, waived and forever discharged; (B) except as otherwise set forth in the Plan, the Proponents shall exchange mutual releases of any and all Claims and Causes of Action against each other and each of their respective subsidiaries, officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns based in whole or in part on any act, omission, event, circumstance, condition or thing that occurred or existed prior to the Effective Date, provided, however, Claims and Causes of Action of the Debtors against the directors, officers and employees of the Debtors who did not serve in such capacities on the last Business Day prior to the Effective Date shall be preserved in accordance with Section 7.11 of the Plan; (C) NNOC shall retain its 100% ownership interest in AxisTel, and (D) on the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be enjoined from taking any action against or affecting the Proponents, the Estates, or the Assets with respect to such Claims or Equity Interests (other than to enforce provisions of the Plan).

                  (ffff) "Settlement Proceeds" means the NNOC Residual Consideration.

                  (gggg) "Tax Claim" means a Claim against any of the Debtors that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

                  (hhhh) "Transaction Documents" means the agreements, instruments and documents that shall evidence and implement the e.Volve Transaction.

                  (iiii) "Unsecured Claim" means any Claim other than DIP Claims, Secured Claims (up to the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code), Administrative Claims, Priority Claims and Tax Claims.

                  (jjjj) "Voting Procedures Order" means the Final Order of the Bankruptcy Court approving procedures relating to the solicitation and tabulation of votes with respect to the Plan.

1.2. INTERPRETATION.

         Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

1.3. APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION CONTAINED IN THE BANKRUPTCY CODE.

         Words and terms defined in section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.4. OTHER TERMS.

         The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

1.5. APPENDICES AND PLAN DOCUMENTS.

         All appendices to the Plan and the Plan Documents are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein. All Plan Documents shall be filed with the Clerk of the Bankruptcy Court not less than ten (10) days prior to the commencement of the Confirmation Hearing. Holders of Claims and Equity Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

                              THE BAYARD FIRM
                              222 Delaware Avenue
                              Suite 900
                              Wilmington, DE 19801
                              Attention: Mr. Walter Cavers

                                  ARTICLE II.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

2.1. CLAIMS AND EQUITY INTERESTS CLASSIFIED.

         For purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Tax Claims) and all Equity Interests shall be classified as set forth in this Article II of the Plan.

2.2. ADMINISTRATIVE CLAIMS AND TAX CLAIMS.

         As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article V of the Plan.

2.3. CLAIMS AND EQUITY INTERESTS.

         The Plan classifies the Claims against and Equity Interests in each Debtor as follows: EXCEPT FOR THE AXISTEL DEBTORS, THE CLAIMS AGAINST AND EQUITY INTERESTS IN EACH DEBTOR SHALL BE TREATED SEPARATELY, FOR ALL PURPOSES UNDER THE PLAN. THE AXISTEL DEBTORS SHALL BE SUBSTANTIVELY CONSOLIDATED FOR VOTING AND DISTRIBUTION PURPOSES UNDER THE PLAN.

                  (a) Class 1: Priority Claims

                  (b) Class 2: Secured Claims

                  (c) Class 3: Unsecured Claims

                  (d) Class 4: Equity Interests

2.4. SEPARATE PLANS.

         Although the Plan has been filed as a joint plan for all of the Debtors for purposes of administrative convenience and efficiency, the Plan constitutes a separate plan of reorganization for each of the Debtors, except with respect to the AxisTel Debtors, which shall be substantively consolidated for voting and distribution purposes under the Plan. Voting on the Plan, confirmation of the Plan, and Distributions under the Plan will be considered and accomplished on a debtor-by-debtor basis, except that such matters shall be considered and accomplished on a consolidated basis with respect to the AxisTel Debtors.

2.5. SEPARATE CLASSIFICATION OF SECURED CLAIMS.

         Although Secured Claims against each Debtor have been placed in one class for purposes of convenience, each Secured Claim shall be treated as though in a separate class for purposes of voting and receiving distributions under the Plan.

                                  ARTICLE III.

                           IDENTIFICATION OF IMPAIRED
                     CLASSES OF CLAIMS AND EQUITY INTERESTS

3.1. UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

         Class 1 - Priority Claims and Class 2 - Secured Claims against each of the Debtors are not impaired under the Plan.

3.2. IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

         With the exception of Class 1 - Priority Claims and Class 2 - Secured Claims, all classes of Claims against and Equity Interests in each of the Debtors are impaired under the Plan.

3.3.     IMPAIRMENT CONTROVERSIES.

         If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                  ARTICLE IV.

                       PROVISIONS FOR TREATMENT OF CLAIMS
                       AND EQUITY INTERESTS UNDER THE PLAN

4.1. TREATMENT OF CLAIMS AND EQUITY INTERESTS.

         The classes of Claims against and Equity Interests in each of the Debtors shall be treated under the Plan as follows:

                  (a) Class 1 - Priority Claims. As to each of the Debtors, each holder of an Allowed Priority Claim shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed Priority Claims shall be paid in full.

                  (b) Class 2 - Secured Claims. As to each of the Debtors, each holder of an Allowed Secured Claim shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in section 1124(2)(A)-(C) of the Bankruptcy Code, and the holder of such Allowed Secured Claims shall be paid in full.

                  (c) Class 3 - Unsecured Claims. Unsecured Claims shall be treated as follows:

                           (i) e.Volve Unsecured Claims, Each holder of an
                  Allowed Unsecured Claim against e.Volve shall receive on the Distribution Date, a Pro Rata Share of e.Volve's Available Proceeds, until such Allowed Claim has been paid in full.

                           (ii) NNOC Unsecured Claims. Each holder of an Allowed
                  Unsecured Claim against NNOC shall receive on the Distribution Date, a Pro Rata Share of (A) NNOC's Available Proceeds, and
                  (B) the e.Volve Residual Consideration, until such Allowed Claim has been paid in full.

                           (iii) AxisTel Debtors Unsecured Claims. Each holder
                  of an Allowed Unsecured Claim against the AxisTel Debtors shall receive on the Distribution Date, a Pro Rata share of
                  (A) the AxisTel Debtors' Available Proceeds and (B) the Settlement Proceeds, until such Allowed Claim has been paid in full.

                  (d) Class 4 - Equity Interests. Equity Interests in each of the Debtors shall be treated as follows:

                           (i) e.Volve Equity Interests. NNOC, as the holder of
                  100% of the Allowed Equity Interests in e.Volve, will receive the e.Volve Residual Consideration on the Distribution Date on account of such Equity Interests and shall retain its ownership interests under the Plan.

                           (ii) NNGSI, NNISI and NNMSI Equity Interests.
                  AxisTel, as the holder of 100% of the Allowed Equity interests in NNGSI, NNISI and NNMSI, shall retain its ownership interests under the Plan.

                           (iii) AxisTel Equity Interests. NNOC, as the holder
                  of 100% of the Allowed Equity Interests in AxisTel, shall retain its ownership interests under the Plan.



                           (iv) NNOC Equity Interests. NNI, as the holder of
                  100% of the Allowed Equity Interests in NNOC, shall retain its ownership interests under the Plan.


                                   ARTICLE V.

                            PROVISIONS FOR TREATMENT
                      OF UNCLASSIFIED CLAIMS UNDER THE PLAN

5.1. TREATMENT OF ADMINISTRATIVE CLAIMS.

         All Administrative Claims shall be treated as follows:

                           (a) Time for Filing Administrative Claims. The holder
                  of an Administrative Claim, other than (i) the DIP Claims,
                  (ii) a Fee Claim, (iii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iv) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on the Debtors and the Office of the United States Trustee, notice of such Administrative Claim within twenty (20) days after service of notice of entry of the Confirmation Order. Such notice must include at a minimum (A) the name of the holder of the Claim, (B) the amount of the Claim, and (C) the basis of the Claim. FAILURE TO FILE AND SERVE SUCH NOTICE TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE CLAIM BEING FOREVER BARRED AND DISCHARGED.

                           (b) Time for Filing Fee Claims. Each Professional
                  Person shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within forty-five (45) days after the Effective Date. THE FAILURE TO FILE TIMELY AND SERVE SUCH FEE APPLICATION SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

                           (c) Allowance of Administrative Claims. The DIP
                  Claims shall be allowed in the full amount contemplated by the DIP Credit Agreement and the DIP Order as of the Effective Date. An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 5.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 180 days after the Effective Date, or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such sixty-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim with respect to which a Fee Application has been properly filed pursuant to Section 5.1(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

                           (d) Payment of Allowed Administrative Claims. On the
                  Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

5.2. TREATMENT OF TAX CLAIMS.

         At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim, (a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under this Section 5.2 of the Plan.

                                  ARTICLE VI.

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                      CLASSES OF CLAIMS OR EQUITY INTERESTS

6.1. CLASSES ENTITLED TO VOTE.

         The holders of Unsecured Claims in Class 3 of the Plan and Equity Interests in Class 4 of the Plan, in each case, with respect to each of the Debtors, shall be entitled to vote to accept or reject the Plan. Claims in Classes 1 and 2 against each of the Debtors are unimpaired and are deemed to have accepted the Plan.

6.2. CLASS ACCEPTANCE REQUIREMENT.

         Only holders of Claims that are of record and as to which an objection is not pending as set forth in the Voting Procedures Order shall be entitled to accept or reject the Plan. A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan.

6.3. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES.

         The Plan shall constitute a request that the Bankruptcy Court confirm the Plan over the rejection of any Class entitled to vote thereon in accordance with section 1129(b) of the Bankruptcy Code.

                                  ARTICLE VII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

7.1. THE QWEST AGREEMENTS.

         Implementation of the Plan is dependent upon certain commitments and/or definitive agreements with Qwest concerning, among other things, the provision of packet-based international telecommunications services by e.Volve. Such definitive agreements shall be reflected in the Projections (as amended) and filed with the Court as Plan Documents.

7.2. THE NON-OPERATING ASSET AUCTION.

         In connection with the plan confirmation process, the Debtors shall seek an order from the Bankruptcy Court, which may be the Confirmation Order, approving and authorizing the sale pursuant to sections 105, 363(f) and 1123(a) of the Bankruptcy Code of the AxisTel Non-Operating Assets to the bidder(s) who submit the highest and best bids, as determined by the Debtors in the exercise of their sound business judgment. The sales of the AxisTel Non-Operating Assets and the e.Volve Non-Operating Assets shall be consummated on or before the Effective Date and the Net Consideration therefrom will be distributed pursuant to the Plan.

7.3. THE E.VOLVE TRANSACTION.

         Pursuant to the terms of the e.Volve Transaction Documents, on the Effective Date, e.Volve shall acquire the AxisTel Operating Assets from AxisTel in exchange for a portion of the Plan Securities, as provided herein. As a result of the e.Volve Transaction: $2.5 million of the Plan Securities (consisting of $1 million principal amount of the e.Volve Note and $1.5 million of e.Volve Preferred Stock, as of the Effective Date) will be paid to AxisTel as consideration for the purchase by e.Volve of the AxisTel Operating Assets under the Plan. The e.Volve Residual Consideration (consisting of e.Volve's Available Proceeds and Remaining Plan Securities after payment in full of Allowed Claims against e.Volve) will be distributed to NNOC under the Plan. The NNOC Residual Consideration (consisting of NNOC's Available Proceeds after payment in full of Allowed Claims against NNOC) will be distributed to AxisTel as Settlement Proceeds in accordance with the Settlement set forth in Section 7.12 of the Plan. The Confirmation Order shall provide that
(a) the e.Volve Transaction Documents are approved by the Bankruptcy Court, (b) pursuant to section 363(f) of the Bankruptcy Code, all right, title and interest in and to the AxisTel Operating Assets shall be transferred, conveyed and assigned to e.Volve free and clear of all liens, Claims, interests, security interests, and all other encumbrances of whatever kind and nature, whether known or unknown, and (c) the Debtors are authorized to take all actions as may be reasonably necessary or appropriate to consummate and implement the e.Volve Transaction.

7.4. NEW CHARTER AND BY-LAWS.

         On of before the Effective Date, the following actions shall be taken with respect to the Debtors:

                  (a) the New Charters and the New By-Laws shall be duly adopted;

                  (b) the issuance of the Plan Securities pursuant to the Plan shall be authorized;

                  (c) the officers of the Debtors and the initial board of directors of the Debtors from and after the Effective Date shall be duly appointed and qualified to serve in such capacities; and

                  (d) the officers of the Debtors shall be authorized to take all actions that are necessary or appropriate to implement and consummate the e.Volve Transaction.

7.5. CONTINUED CORPORATE EXISTENCE OF THE DEBTORS.

         Each of the Debtors shall continue to exist after the Effective Date as separate corporate entities, with all corporate powers, in accordance with the laws of Delaware and pursuant to the New Charters and the New By-Laws, which shall become effective upon the occurrence of the Effective Date. All of the Debtors' Assets shall be transferred, conveyed and assigned in accordance with the terms of the Non-Operating Asset Auction, the e.Volve Transaction Documents and the Plan, as applicable, on the Effective Date. Except as otherwise provided in the Plan, the Residual Assets will be retained by the Debtors and liquidated, with the Net Consideration therefrom to be distributed pursuant to the Plan.

7.6. VESTING OF ASSETS.

         Upon the occurrence of the Effective Date, title to all of the Assets of the Debtors shall vest in the Debtors, e.Volve or any other bidder whose bid is accepted pursuant to the Non-Operating Asset Auction, as applicable, free and clear of all liens, Claims, interests, security interests and other encumbrances, except as expressly provided in the Plan. Except as otherwise provided in the Plan, the Debtors may operate their business and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code on and after the occurrence of the Effective Date.

7.7. MANAGEMENT.

         Upon the occurrence of the Effective Date, the respective management, control, and operation of the Debtors shall be the general responsibility of the management of the Debtors. Entry of the Confirmation Order shall ratify and approve all actions taken by the boards of directors of the Debtors from the Petition Date through and until the Effective Date.

7.8. INITIAL BOARDS OF DIRECTORS.

         The initial boards of directors of the Debtors shall be composed of the individuals identified to serve in such capacities at or prior to the Confirmation Hearing. From and after the Effective Date, the members of the board of directors of the Debtors shall be selected and determined in accordance with the provisions of the New Charters and the New By-Laws.

7.9. OFFICERS.

         The Persons identified prior to the commencement of the Confirmation Hearing to serve as the initial officers of the Debtors shall commence service in such capacities on the Effective Date in accordance with their respective employment agreements, if any, and applicable nonbankruptcy law. Subject to any applicable employment agreements and applicable nonbankruptcy law, from and after the Effective Date, the officers of the Debtors shall be selected and appointed by the respective boards of directors of the Debtors, in accordance with, and pursuant to, the provisions of applicable law and the New Charters and the New By-Laws.

7.10. THE NEW CHARTERS AND THE NEW BY-LAWS.

         Upon the occurrence of the Effective Date, the charters and bylaws of each of the Debtors shall be amended and restated in substantially the form of the New Charters and the New By-Laws, to, among other things, (a) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such New Charters as permitted by applicable law, and (b) otherwise effectuate the provisions of the Plan.

7.11. CAUSES OF ACTION.

         Except as otherwise provided in the Plan, all Causes of Action assertable by any of the Debtors, including but not limited to Avoidance Actions, shall be retained by the Debtors, shall be vested in the Debtors in accordance with Section 4.1(d)(i) of the Plan, upon the occurrence of the Effective Date. Except as otherwise provided in the Plan, the Debtors' rights to commence such Causes of Action (including Avoidance Actions) shall be preserved notwithstanding consummation of the Plan. Any net recovery realized by the Debtors on account of such Causes of Action shall be the property of the recovering Debtor, as applicable. Upon the occurrence of the Effective Date, all Claims and Causes of Action of the Debtors against the directors, officers and employees of the Debtors who served in such capacities on the last Business Day prior to the occurrence of the Effective Date (which may be asserted by the

Debtors directly for their own benefit or derivatively for the benefit of any Person), shall be waived, released and forever discharged.(1)

7.12. SETTLEMENT.

         In accordance with section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, in consideration of, among other things (a) the payment of the Settlement Proceeds to the AxisTel Debtors, (b) the release of the e.Volve Claim against AxisTel in the approximate amount of $1.5 million, (c) the retention of the AxisTel Equity Interests by NNOC pursuant to section 4.1(d)(iii), and (d) other good and valuable consideration, without which this Plan could not be confirmed and consummated, on the Effective Date, each Proponent shall be conclusively and irrevocably deemed to have released any and all Claims and Causes of Action of such Proponent, on the one hand, against each other Proponent and each of their respective subsidiaries, officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns, on the other hand, based in whole or in part on any act, omission, event, circumstance, condition or thing that occurred or existed prior to the Effective Date; provided however, Claims and Causes of Action of the Debtors against the directors, officers and employees of the Debtors who did not serve in such capacities on the last Business Day prior to the Effective Date shall be preserved in accordance with Section 7.11 of the Plan. As set forth in Section
13.21 of the Plan, on the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be enjoined from taking any action against or affecting the Proponents, the Estates, or the Assets with respect to such Claims or Equity Interests (other than to enforce provisions of the Plan). Entry of the Confirmation Order shall constitute approval of the Settlement and authorize the parties to take all actions that are necessary or appropriate to implement and give effect to the Settlement.

7.13. APPOINTMENT OF THE DISBURSING AGENT.

         Upon the occurrence of the Effective Date, NNOC shall be appointed to serve as the Disbursing Agent.

7.14. SOURCES OF CASH FOR PLAN DISTRIBUTIONS.

         All Cash necessary for the Disbursing Agent to make payments and Distributions pursuant to the Plan shall be obtained from existing Cash balances, and the Net Consideration from the disposition of the Assets pursuant to the Plan.

7.15. INVESTMENT OF FUNDS HELD BY THE DISBURSING AGENT; TAX REPORTING BY THE DISBURSING AGENT.

         The Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments




----------

(1) The Debtors reserve the right to modify the Plan to facilitate prosecution of the Claims and Causes of Action.

that are exempt from federal, state, and local taxes. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent shall (a) treat the funds and other property held by it as held in a single trust for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code (Sections 641 et seq.), and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

7.16. DISTRIBUTIONS UNDER THE PLAN.

         The Disbursing Agent shall make all Distributions required under the Plan. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

7.17. TIMING OF DISTRIBUTIONS UNDER THE PLAN.

         Except for Distributions to holders of Allowed DIP Claims on the Effective Date pursuant to Section 5.1(d) of the Plan, any Distribution to be made pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefor specified in the Plan.

7.18. ADDRESS FOR DELIVERY OF DISTRIBUTIONS UNDER THE PLAN.

         Subject to Bankruptcy Rule 9010, any Distribution or delivery to a holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as set forth on the proof of Claim filed by such holder (or at the last known address of such holder if no proof of claim is filed or if the Disbursing Agent or the Debtors, as the case may be, have been notified of a change of address). If any holder's Distribution or payment is returned to the Disbursing Agent as undeliverable, no Distributions or payments to such holder shall be made to such holder unless the Disbursing Agent is notified of such holder's then current address within three months after such Distribution or payment was returned. After such date, if such notice was not provided, a holder shall have forfeited its right to such Distribution or payment, and the undeliverable Distributions or payment shall be distributed to other holders pursuant to their respective Pro Rate Share pursuant to the Plan.

7.19. DISTRIBUTIONS UNDER TWENTY-FIVE DOLLARS.

         No Distribution of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. If no request is made as provided in the preceding sentence, all such Distributions shall revert to the Debtors.

7.20. TIME BAR TO CASH PAYMENTS AND PLAN SECURITIES.

         Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the date on which such Distribution or payment was made and (b) one hundred and eighty (180) days after the date of the issuance of such check. If no claim is made as provided in the preceding sentence, all Claims in respect of void checks shall be discharged and forever barred and such unclaimed Distributions or payments shall revert to the Debtors.

7.21. MANNER OF PAYMENT UNDER THE PLAN.

         Unless the Person receiving a Distribution agrees otherwise, any Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.

7.22. EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE AND CLAIMS OF THE DISBURSING AGENT.

         Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent on or after the Effective Date (including, but not limited to, taxes) may be withheld from the amounts to be distributed by the Disbursing Agent until such expenses are satisfied in full. Consequently, amounts actually received by holders of Allowed Claims may be less than the gross distributions provided for under the Plan by the amount withheld for the payment of the Disbursing Agent's reasonable fees and expenses incurred by the Disbursing Agent, or its agents. Professional fees and expenses incurred by the Disbursing Agent from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business. Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

7.23. FRACTIONAL DISTRIBUTIONS.

         Notwithstanding anything to the contrary contained herein, no Cash payments of fractions of cents and no fractional distributions of shares of e.Volve Preferred Stock will be made. Fractional cents shall be rounded to the nearest whole cent. Fractional shares shall be rounded down to the next-lower whole number of shares.

7.24. CORPORATE ACTION.

         On the Effective Date, the adoption of the New Charters, the filing by the Debtors of the New Charters and the adoption of the New By-Laws, as contemplated by Section 7.9 hereof, shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtors. On the Effective Date or as soon thereafter as is practicable, the Debtors shall file with the Secretary of State of the State of

Delaware their New Charters. On the Effective Date, any other matters provided under the Plan involving the corporate structure of the Debtors or corporate action by the Debtors shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtors.

7.25. EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

         Each of the officers of the Debtors is authorized, in accordance with his or her authority under the resolutions of the boards of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

                                 ARTICLE VIII.

                            PROCEDURES FOR RESOLVING
                          AND TREATING CONTESTED CLAIMS

8.1. OBJECTION DEADLINE.

         As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

8.2. PROSECUTION OF CONTESTED CLAIMS.

         The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section
8.3 of the Plan.

8.3. CLAIMS SETTLEMENT GUIDELINES.

         Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date all Claims and all claims that any of the Debtors have asserted against other parties may be compromised and settled according to the following procedures:

                  (a) Subject to subsection 8.3(b) hereof, the following settlements or compromises do not require the review or approval of the Bankruptcy Court or any other party in interest:

                           (i) The settlement or compromise of a Claim pursuant
                  to which such Claim is Allowed in an amount of $100,000 or less; and

                           (ii) The settlement or compromise of a Claim where
                  the difference between the amount of the Claim listed on the Debtors' Schedules and the amount of the Claim proposed to be Allowed under the settlement is $100,000 or less; and

                  (b) The following settlements or compromises shall be submitted to the Bankruptcy Court for approval:

                           (i) Any settlement or compromise not described in
                  subsection 8.3(a) hereof; and

                           (ii) Any settlement or compromise of a Claim or a
                  claim asserted by one or more of the Debtors that involves an "insider," as defined in section 101(31) of the Bankruptcy Code.

8.4. NO DISTRIBUTIONS PENDING ALLOWANCE.

         Notwithstanding any other provision of the Plan, no payment or Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the Debtors' setoff rights as provided in Section 13.16 of the Plan.

8.5. DISTRIBUTIONS AFTER ALLOWANCE.

         Payments and Distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provision of the Plan governing the class of Claims to which the respective holder belongs.

8.6. ESTIMATION OF CLAIMS.

         The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Disbursing Agent may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                                  ARTICLE IX.


                             CONDITIONS PRECEDENT TO
                          CONFIRMATION OF THE PLAN AND
                      THE OCCURRENCE OF THE EFFECTIVE DATE

9.1. CONDITIONS PRECEDENT TO CONFIRMATION.

         The following are conditions precedent to confirmation of the Plan:

                  (a) The Clerk of the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by the Plan and the Plan Documents, including, without limitation, consummating the sales and transactions contemplated by the Non-Operating Asset Auction and the e.Volve Transaction Documents.

                  (b) The Confirmation Order, the Plan Documents and the e.Volve Transaction Documents shall be, in form and substance, acceptable to the Proponents.

9.2. CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

         The following are conditions precedent to the occurrence of the Effective Date:

                  (a) The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction.

                  (b) All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to the obligations of the Proponents under the Plan and the Plan Documents.

9.3. WAIVER OF CONDITIONS.

         The Proponents may waive any of the conditions set forth in Sections
9.1 and 9.2 of the Plan in a writing executed by each of them.

9.4. EFFECT OF NON-OCCURRENCE OF THE EFFECTIVE DATE.

         If the Effective Date shall not occur notwithstanding Section 9.3 of the Plan, the Plan shall be null and void and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims or Equity Interests; (b) prejudice in any manner the rights of the Proponents; or (c) constitute an admission, acknowledgement, offer or undertaking by the Proponents.

                                   ARTICLE X.

                              THE DISBURSING AGENT

10.1. POWERS AND DUTIES.

         Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Distributions to holders of Allowed Claims; (b) make distributions contemplated by the Plan; (c) comply with the Plan and the obligations thereunder; (d) employ, retain, or replace professionals to represent it with respect to its responsibilities; (e) object to Claims as specified in Article VIII hereof, and prosecute such objections;
(f) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article VIII hereof; (g) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time; such reports to be made available upon request to the holders of any Contested Claim; and (h) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Disbursement Agreement, order of the Bankruptcy Court, or the Plan.

10.2. DISTRIBUTIONS.

         Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall on the Distribution Date, make the required Distributions specified under the Plan. To the extent all or a portion of a Contested Claim becomes an Allowed Claim subsequent to the Effective Date, the Disbursing Agent shall distribute to the holder of such Contested Claim the applicable Distribution within thirty
(30) days of such Contested Claim becoming an Allowed Claim.

10.3. EXCULPATION.

         Except as otherwise provided in this Section 10.3, the Disbursing Agent, together with its officers, directors, employees, agents, and representatives, are hereby exculpated by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all Causes of Action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or cause of action (a) against the Disbursing Agent or its officers, directors, employees, agents, and representatives for making payments or Distributions in accordance with the Plan, or for liquidating the Remaining Estate Assets to make Distributions under the Plan, or (b) against any holder of a Claim for receiving or retaining payments or transfers of assets as provided for by the Plan. Nothing contained in this Section 10.3 shall preclude or impair any holder of an Allowed Claim from bringing an action in the Bankruptcy Court against the Debtor to compel the making of Distributions contemplated by the Plan on account of such Claim.

                                  ARTICLE XI.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES



11.1. ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.


         Pursuant to section 365 of the Bankruptcy Code, Exhibit "3" to the Plan sets forth a list of executory contracts and unexpired leases, together with the amount, if any, required to cure any defaults, to be assumed under the Plan and, if applicable, assigned to e.Volve. Any executory contracts or unexpired leases listed on Exhibit "3" to the Plan, as such may be amended prior to the Confirmation Hearing, shall be deemed to have been assumed by the Debtors on the Effective Date and, if applicable, assigned to e.Volve. The Plan shall constitute a motion to assume and assign such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, the Confirmation Order shall constitute approval of such assumptions and assignments pursuant to section 365 of the Bankruptcy Code and findings by the Bankruptcy Court that the amounts listed on Exhibit "3" are sufficient to cure any defaults that may exist, that each assumption is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases and that the requirements for assumption and assignment of any executory contract or unexpired lease to be assumed and assigned under section 365 of the Bankruptcy Code have been satisfied, unless the non-debtor party to such contract or lease timely disputes such findings. Except as otherwise provided in the following sentence, all cure payments which may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease which is assumed under the Plan shall be made by the Debtors on the Effective Date or as soon as practicable thereafter. In the event of a dispute, cure payments required by section 365(b)(1) of the Bankruptcy Code shall be paid upon entry of a Final Order resolving such dispute.

11.2. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         Any executory contracts or unexpired leases of any of the Debtors that
(a) are not listed on Exhibit "3" to the Plan, (b) have not been approved by the Bankruptcy Court prior to the Confirmation Date for assumption and assignment by any of the Debtors, and (c) are not the subject of pending motions to assume on the Confirmation Date shall be deemed to have been rejected by the Debtors. The Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. The Confirmation Order shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

11.3. CLAIMS ARISING FROM REJECTION OR TERMINATION.

         Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is deemed rejected pursuant to Section 11.2 of the Plan, no later than thirty (30) days after the Confirmation Date, or (c) in the case of an executory contract or unexpired lease that is rejected by the Debtors after the Confirmation Date, within thirty (30) days after the entry of an order of the Bankruptcy Court authorizing and approving such rejection. Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their estates, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Debtors.

                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

12.1. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

                           (i) To hear and determine any and all motions or
                  applications pending on the Confirmation Date or thereafter brought in accordance with Article XII hereof for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination of any executory contract or unexpired lease;

                           (ii) To determine any and all adversary proceedings,
                  applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent after the Effective Date, including, without express or implied limitation, any application to the Bankruptcy Court relating to any claims to avoid any preferences, fraudulent transfers, or other voidable transfers, or otherwise to recover assets for the benefit of the Debtors;

                           (iii) To hear and determine any objections to the
                  allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

                           (iv) To issue such orders in aid of execution of the
                  Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

                           (v) To consider any modifications of the Plan, remedy
                  any defect or
                  omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                           (vi) To hear and determine all applications for
                  allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

                           (vii) To hear and determine all controversies, suits,
                  and disputes that may relate to, impact upon, or arise in connection with the Plan, the Settlement or the e.Volve Transaction Documents or their interpretation, implementation, enforcement, or consummation;

                           (viii) To hear and determine all controversies,
                  suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

                           (ix) To the extent that Bankruptcy Court approval is
                  required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors' estates;

                           (x) To determine such other matters that may be set
                  forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

                           (xi) To hear and determine matters concerning state,
                  local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, the Debtors in Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                           (xii) To hear and determine all controversies, suits,
                  and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person;

                           (xiii) To hear and determine all controversies,
                  suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including Avoidance Actions) commenced by the Disbursing Agent or the Debtors, as applicable, before or after the Effective Date;

                           (xiv) To enter an order or final decree closing the
                  Chapter 11 Cases;

                           (xv) To determine such other matters and for such
                  other purposes as may be provided in the Confirmation Order;

                           (xvi) To issue injunctions, enter and implement other
                  orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

                           (xvii) To hear and determine any other matters
                  related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

13.1. PAYMENT OF STATUTORY FEES.

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

13.2. DISCHARGE OF THE DEBTORS.

         The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. The Debtors shall not be responsible for any pre-Effective Date obligations of the Debtors or the Debtors in Possession, except those expressly assumed by any of the Debtors in the Plan. Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Debtors, their respective successors or assigns, or their Assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

13.3. THIRD PARTY AGREEMENTS; SUBORDINATION.

         The Distributions to the various classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect. Distributions under the Plan shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. In accordance with section 510(b) of the Bankruptcy Code, a Claim arising from rescission of a purchase or sale of a security of the Debtors or of an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, shall be subordinated to all Claims that are senior to or equal the Claim or Equity Interest represented by such security, except that if such security is common stock, such Claim has the same priority and treatment as Class 4 Equity Interests.

13.4. EXCULPATION.

         None of the Proponents, or the Disbursing Agent, or any of their respective officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

13.5. TITLE TO ASSETS; DISCHARGE OF LIABILITIES.

         Except as otherwise provided in the Plan, on the Effective Date, title to all Assets shall vest in the Debtors, e.Volve, or any other purchaser of such Assets pursuant to the Non-Operating Asset Auction, as applicable, free and clear of all Claims, Equity Interests, liens, security interests, encumbrances, and other interests, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors, except as provided in the Plan. Except as otherwise provided in the Plan, all holders of Claims and Equity Interests shall be precluded from asserting against the Debtors, the Assets, or any property dealt with under the Plan, any or other further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

13.6. SURRENDER AND CANCELLATION OF INSTRUMENTS.

         Upon the occurrence of the Effective Date, except as otherwise provided herein, all promissory notes, share certificates, instruments, indentures, or agreements evidencing, giving rise to, or governing any Claim or Equity Interest shall be deemed canceled and annulled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under such promissory notes, share certificates, instruments, indentures, or agreements shall be discharged. At the option of the Disbursing Agent, no Distribution hereunder shall be made to or on behalf of any holder of any such Claim or Equity Interest, unless and until such promissory note, instrument, security or agreement is surrendered or the unavailability thereof is reasonably established to the satisfaction of the Disbursing Agent and such holder of a Claim or Equity Interest executes and delivers any documents necessary to release all encumbrances arising under any applicable security agreement or nonbankruptcy law and such other documents as the Disbursing Agent may reasonably request. In accordance with section 1143 of the Bankruptcy Code, any such holder of a Claim or Equity Interest that fails to surrender or cause to be surrendered such promissory note, instrument, security or agreement or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent, and, in the event that the Disbursing Agent requests, furnish a bond in form and substance reasonably satisfactory to the Disbursing Agent (including, without limitation, amount), shall be deemed to have forfeited all rights, claims, and interests and shall not participate in any Distribution hereunder (to the extent otherwise entitled).

13.7. NOTICES.

         Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                                    AxisTel Communications, Inc., et. al.
                                    Attention:  President

                                    -------------------------------------------

                                    -------------------------------------------

                                    Telephone:
                                               -----------------

                                    Telecopier:
                                               -----------------
                                    and

                                    The Bayard Firm
                                    Attention:  Jeffrey M. Schlerf, Esq.
                                    222 Delaware Ave., 9th Floor
                                    Wilmington, DE  19899
                                    Telephone:  (302) 655-5000
                                    Telecopier:  (302) 658-6395

                                    and

                                    Novo Networks, Inc.
                                    Attention:  President
                                    300 Crescent Court, Suite 1760
                                    Dallas, TX 75201
                                    Telephone: (214) 777-4109
                                    Telecopier: (214) 777-4185

                                    and

                                    White & Case LLP
                                    Attention:  John K. Cunningham, Esq.
                                    200 South Biscayne Boulevard
                                    Miami, FL 33131
                                    Telephone:  (305) 371-2700
                                    Telecopier: (305) 358-5744

13.8. HEADINGS.

         The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

13.9. GOVERNING LAW.

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

13.10. EXPEDITED DETERMINATION.

         The Disbursing Agent is hereby authorized to file a request for expedited determination under section 502(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

13.11. EXEMPTION FROM TRANSFER TAXES.

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.12. RETIREE BENEFITS.

         The Debtors do not provide "retiree benefits," as that term is defined under section 1114(a) of the Bankruptcy Code. Therefore, on and after the Effective Date, the Debtors will not pay retiree benefits.

13.13. NOTICE OF ENTRY OF CONFIRMATION ORDER AND RELEVANT DATES.

         Promptly upon entry of the Confirmation Order, the Debtors shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims (Section 5.1 hereof), and the deadline for filing rejection damage claims (Section 11.3 hereof).

13.14. NO INTEREST OR ATTORNEYS' FEES.

         Except as expressly stated in the Plan, or as allowed by the Bankruptcy Court, no interest, penalty or late charge arising after the Petition Date, and no award or reimbursement of attorneys fees or related expenses or disbursements, shall be allowed on, or in connection with, any Claim.

13.15. MODIFICATION OF THE PLAN.

         As provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

13.16. REVOCATION OF PLAN.

         The Debtors reserve the right to revoke and withdraw the Plan as to any Debtor prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan as to any Debtor, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor the Plan and all settlements set forth in the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims against or equity interests in such Debtor or to prejudice in any manner the rights of the Debtors or any Person in any other further proceedings involving such Debtor.

13.17. SETOFF RIGHTS.

         In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Debtors may, but are not required to, setoff against the Claim (and any payments or other Distributions to be made in respect of such Claim hereunder) the Debtors' claim against the holder, subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release of any claims that the Debtors have against the holder of a Claim.

13.18. SUBORDINATION/AVOIDANCE RIGHTS AGAINST THE DEBTORS.

         All Claims against the Debtors, based upon any claimed subordination rights against the Debtors or rights to avoid payments or transfers of property by the Debtors pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied as to the Debtors by the distributions under the Plan to holders of Allowed Claims having such subordination rights and any rights to avoid payments or transfers of property.

13.19. COMPLIANCE WITH TAX REQUIREMENTS.

         In connection with the Plan, the Debtors and the Disbursing Agent, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all Distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Distribution and reorganization. The Disbursing Agent has the right, but not the obligation, to not make a Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of promissory notes, equity securities, or other instruments under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.20. RECOGNITION OF GUARANTY RIGHTS.

         The classification and manner of satisfying all Claims under the Plan take into consideration (a) the existence of guaranties by the Debtors of obligations of other Persons, and (b) the fact that the Debtors may be joint obligors with other Persons with respect to an obligation. All Claims against the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan; provided, that no creditor shall be entitled to receive more than one recovery with respect to any of its Allowed Claims.

13.21. COMPLIANCE WITH ALL APPLICABLE LAWS.

         If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Debtors or the Disbursing Agent, as applicable, shall take whatever action as may be required to comply with such law, rule, regulation, or order; provided, that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith, and, if appropriate, an adequate reserve for such requirement has been set aside.

13.22. INJUNCTIONS.

         On the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be enjoined from taking any of the following actions against or affecting the Proponents, the Estates, the Assets, the Disbursing Agent, any purchaser pursuant to the Non-Operating Asset Auction, or any of their respective subsidiaries, officers, directors, employees (but only those directors, officers or employees serving in such capacities on the last Business Day prior to the Effective Date), agents, representatives, advisors, attorneys, successors and assigns or their respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

                  (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

                  (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order;

                  (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

                  (d) asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced claims are fully preserved in accordance with Section 13.16 of the Plan.

13.23. BINDING EFFECT.

         The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of all Claims and Equity Interests, and their respective successors and assigns. To the extent any provision of the Disclosure Statement may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

13.24. SEVERABILITY.

         SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTORS MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 13.16 OF THE PLAN SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY CLAIM OR EQUITY INTEREST. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

Dated:   October 3, 2001

                                    Respectfully submitted,

                                    AxisTel Communications, Inc.


                                       By: Steven Loglisci
                                       Title: President



                                    e.Volve Technology Group, Inc.


                                       By: Steven Loglisci
                                       Title: Chief Executive Officer



                                    Novo Networks Global Services, Inc.


                                       By: Steven Loglisci
                                       Title: President



                                    Novo Networks International Services, Inc.


                                       By:  Steven Loglisci
                                       Title: Chief Executive Officer




                                    Novo Networks Media Services, Inc.


                                       By:  Steven Loglisci
                                       Title: Chief Executive Officer



                                    Novo Networks Operating Corp.


                                       By:  Steven Loglisci
                                       Title: Chief Executive Officer

                                    Novo Networks, Inc.


                                       By:
                                          -------------------------------------
                                       Name:  Barrett Wissman
                                       Title: President